Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Relations: Deborah Spak Bill Rader Christy Noland (224) 948-5353 media@baxter.com	Investor Contact: Mary Kay Ladone, (224) 948-3371

BAXTER COMPLETES ACQUISITION OF GAMBRO AB

AND ENHANCES GLOBAL LEADERSHIP IN RENAL THERAPIES

Deerfield, Ill., September 6, 2013 – Baxter International Inc. (NYSE: BAX) today announced that the company has successfully completed the acquisition of Gambro AB, a privately held global medical technology company and leader in dialysis products based in Lund, Sweden. The transaction further enhances Baxter’s global renal leadership and provides the company with a comprehensive product and therapies portfolio to meet the needs of patients in the large and growing dialysis market.

“The combination of these two respected renal leaders – Baxter and Gambro – will enable Baxter to better serve healthcare providers and patients through a collective offering of innovative renal products and therapies,” said Robert L. Parkinson, Jr., chairman and chief executive officer of Baxter. “Together, we will advance the state of dialysis care for patients with kidney disease worldwide.”

The acquisition provides a number of long-term growth opportunities for Baxter around the world. With a broad and complementary dialysis product portfolio and global footprint, Baxter can accelerate product sales in established markets such as Europe, where Gambro has an extensive presence. Baxter will also expand Gambro’s reach in high-growth regions of Latin America and Asia-Pacific, where Baxter has steadily grown its peritoneal dialysis (PD) business. In addition, Baxter will build upon its core portfolio and pipeline of investigational home hemodialysis (HD) and automated PD systems by adding Gambro’s dialyzers, devices and dialysis solutions, highly innovative and next-generation monitors, and acute therapies to treat patients with serious kidney, liver and lung conditions.

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Brik Eyre has been named president of the combined Renal business and has been elected a corporate officer of Baxter by the company’s Board of Directors. In his role, he will report to Robert M. Davis, president of Baxter’s Medical Products business. Eyre joined Baxter in 2008 and previously served as the general manager of U.S. Medication Delivery. Prior to this role, Eyre served as general manager for Baxter’s BioPharma Solutions business.

The total cash consideration for the transaction was approximately $3.9 billion USD. The transaction was financed through a combination of cash generated from overseas operations and debt issuances. The impact of the acquisition was included in Baxter’s third quarter and full-year 2013 guidance.

About Baxter

Baxter International Inc., through its subsidiaries, develops, manufactures and markets products that save and sustain the lives of people with hemophilia, immune disorders, infectious diseases, kidney disease, trauma, and other chronic and acute medical conditions. As a global, diversified healthcare company, Baxter applies a unique combination of expertise in medical devices, pharmaceuticals and biotechnology to create products that advance patient care worldwide.

This release includes forward-looking statements concerning Baxter’s acquisition of Gambro AB and outlook for 2013. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: the company’s ability to successfully integrate Gambro, realize the anticipated benefits from the acquisition in the amounts and at the times expected and generate the sales included in the company’s outlook for 2013; demand for and market acceptance of new and existing products; actions of regulatory bodies and other governmental authorities; changes to applicable laws and regulations; product development risks; product quality or patient safety concerns; the impact of global economic conditions on the company and its customers and suppliers; and other risks identified in Baxter’s most recent filing on Form 10-K and other SEC filings, all of which are available on Baxter’s website. Baxter does not undertake to update its forward-looking statements.

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